Exhibit 11.0
                                MICROCOM, INC.

                              CALCULATION OF NET INCOME (LOSS) PER SHARE

                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                      Year Ended March 31,
                                                                      ---------------------
                                                              1996      1995      1994        1993
                                                              ----      ----      ----        ----
Net income (loss)                                           $12,490   $ 5,761   $(10,913)   $(10,694)
                                                            =======   =======   ========    ========

Reconciliation of weighted average number of shares outstanding to amount used in net income (loss) per share computation:

Weighted average number of shares outstanding                14,444    10,792     10,041       9,644


Assumed exercise of stock options computed using the
treasury stock method                                         1,246     1,013         --          --
                                                            -------   -------   --------    --------

Weighted average number of shares outstanding, as
adjusted                                                     15,690    11,805     10,040       9,644
                                                            =======   =======   ========    ========

Net income (loss) per share                                 $   .80   $   .49   $  (1.09)   $  (1.11)
                                                            =======   =======   ========    ========